File Number: 57562-40

Web site: www.langmichener.com

July 14, 2009

Exhibit 5.1

Uranium Energy Corp.
9801 Anderson Mill Road, Suite 230
Austin, Texas
78750

Dear Sirs/Mesdames:

Uranium Energy Corp. - Registration Statement of Form S-3

We have acted as counsel to Uranium Energy Corp. (the "Company") in connection with the Company's registration statement on Form S-3 (the "Registration Statement") dated July 13, 2009, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the following shares of common stock of the Company for resale by the selling shareholders named in the Registration Statement (the "Selling Shareholders"):

  9,299,834 shares of common stock (the "Shares") issued pursuant to an unregistered private placement of 9,099,834 units (the "Units") and 200,000 shares of common stock completed on June 26, 2009 (the "June 2009 Private Placement"); and

  4,549,921 shares of common stock (the "Warrant Shares") that may be acquired upon the exercise of 4,549,921 common stock purchase warrants (the "Warrants") forming part of the Units issued pursuant to the June 2009 Private Placement;

In rendering the opinion set forth below, we have reviewed:

  the Registration Statement dated July 13, 2009;

  the Company's Articles of Incorporation;

  the Company's Bylaws;

  certain records of the Company's corporate proceedings, including resolutions of the Company's Board of Directors dated June 12, 2009 approving and ratifying the June 2009 Private Placement;

  the subscription agreements entered into between the Selling Shareholders and the Company;

  the form of the warrant certificate representing the Warrants;

  an Officer's Certificate executed by Amir Adnani in his capacity as the President of the Company, dated July 13, 2009; and

  such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

  the Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock; and

  upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

  the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

  we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect; and

  we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Interests of Named Experts and Counsel".

Yours truly,

/s/Lang Michener LLP